Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADVANCED ENERGY INDUSTRIES, INC.

Advanced Energy Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.	The name of the Corporation is Advanced Energy Industries, Inc.

2.	The Amended and Restated Certificate of Incorporation of the Corporation, dated April 25, 2024 (the “Certificate”), is hereby amended by deleting paragraph A of Article IV thereof in its entirety and substituting a new paragraph A which shall read as follows:

A.	The Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock that the Corporation is authorized to issue is one hundred forty-one million (141,000,000) shares. One hundred forty million (140,000,000) shares shall be Common Stock, par value $0.001 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $0.001 per share.

3.	All other provisions of the Certificate shall remain in full force and effect.

4.	The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Elizabeth K. Vonne, its Executive Vice President, General Counsel and Corporate Secretary, on May 7, 2026.

ADVANCED ENERGY INDUSTRIES, INC.

By:	/s/ Elizabeth K. Vonne
Elizabeth K. Vonne
Executive Vice President, General Counsel and Corporate Secretary